Exhibit 10.1

Opening Transaction

To:	Qualcomm Incorporated 5775 Morehouse Drive San Diego, California 92121-1714

A/C:

From:	Goldman, Sachs & Co.

Re:	Accelerated Stock Buyback

Ref. No:	As provided in the Supplemental Confirmation

Date:	May 20, 2015

This master confirmation (this “Master Confirmation”), dated as of May 20, 2015, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“Dealer”) and Qualcomm Incorporated (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply with respect to Counterparty and Dealer, with a “Threshold Amount” of 3% of shareholders’ equity applicable to Counterparty and a “Threshold Amount” of 3% of the shareholders’ equity of The Goldman Sachs Group, Inc. applicable to Dealer (provided that, as to both Counterparty and Dealer (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (c) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (b) funds were available to such party to enable it to make the relevant payment when due, and (c) such payment is made within three Local Business Days after notice of such failure is given by such party.”), (iv) for purposes of Section 3(f) of the Agreement, Dealer makes the following representation: it is a U.S. person for U.S. federal income tax purposes, and it is a limited partnership organized under the laws of the State of New York, (v) for purposes of Section 3(f) of the Agreement, Counterparty makes the following representation: it is a U.S. person for U.S. federal income tax purposes, it is a corporation for U.S. federal income tax purposes organized under the laws of the State of Delaware, and its taxpayer identification number is 95-3685934 and (vi) for the purposes of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver a complete and accurate United States Internal Revenue Service Form W-9 to the other party upon execution of this Agreement, promptly upon reasonable demand by the other party, and promptly upon learning that any such form previously provided has become obsolete or incorrect).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, no obligation with respect to a Transaction shall give rise, directly or indirectly, to any “Obligation” (as defined therein) for purposes of any Credit Support Annex forming a part of any such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.            Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	Common stock, par value USD 0.0001 per share, of Counterparty (Ticker: QCOM)

Exchange:	NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Prepayment\Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

VWAP Price:

For any Exchange Business Day, the volume-weighted average price per Share for Rule 10b-18 eligible transactions in the Shares during the time period corresponding to the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after-hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “QCOM US <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s good faith, commercially reasonable judgment, manifestly erroneous, such VWAP Price shall be such volume-weighted average price as determined by the Calculation Agent in good faith and in a commercially reasonable manner. For purposes of calculating the VWAP Price for such Exchange Business Day, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The average of the VWAP Prices for the Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:

For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for such Transaction (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Calculation Date immediately following the designated Accelerated Termination Date.

Calculation Dates:

For each Transaction, any date that is (i) both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation and (ii) every other Scheduled Trading Day following the last Calculation Date set forth in such Supplemental Confirmation, subject to the limitations set forth in “Valuation Disruption” below.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) on a Scheduled Trading Day that is a Calculation Date for such Transaction, the Calculation Agent may, in its good faith and commercially reasonable judgment, postpone the Scheduled Termination Date to the next Calculation Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by up to one Calculation Date for each Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs on a Scheduled Trading Day scheduled to be a Calculation Date during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the five immediately following scheduled Calculation Dates is a Disrupted Day, then the Calculation Agent may, in its good faith and commercially reasonable judgment (i) deem such fifth scheduled Calculation Date to be an Exchange Business Day that is not a Disrupted Day and (ii) determine the VWAP Price for such fifth scheduled Calculation Date using its good faith estimate of the value of the Shares on such fifth scheduled Calculation Date based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Settlement Terms:

Settlement Procedures:

For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that the “Representation and Agreement” contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the Issuer of the Shares. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) USD 1.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date for such Transaction.

Settlement Currency:	USD

Initial Share Delivery:

For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, (i) an Extraordinary Dividend shall not constitute a Potential Adjustment Event and (ii) none of the Transactions pursuant to this Master Confirmation, the Other Specified Repurchase Agreement nor any Permitted OMR Transaction (each as defined below) shall constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its good faith, commercially reasonable judgment, adjust any relevant terms of any such Transaction as necessary to account for the economic effect on such Transaction of such postponement; provided that the Calculation Agent shall not change the designation of any Calculation Date.

Extraordinary Dividend:

For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend Payment:

For each Transaction, if an ex-dividend date for any Dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period (as defined below) for such Transaction and is prior to the Scheduled Ex-Dividend Date for such Transaction for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such event.

Scheduled Ex-Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:

Applicable; provided that (a) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”, (b) Section 12.1(l) of the Equity Definitions shall be amended (i) by deleting the parenthetical in the fifth line thereof, (ii) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (iii) by adding immediately after the words “Tender Offer” in the fifth line thereof “(provided, however, that in the reasonable judgment of the Calculation Agent such announcement is reasonably likely to result in the Tender Offer), and any publicly announced material change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (c) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Dealer

(b) Share-for-Other:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Dealer

(c) Share-for-Combined:	Modified Calculation Agent Adjustment or Cancellation and Payment, at the election of Dealer

Limitations as to Certain Adjustments:

For the avoidance of doubt, any adjustments to the terms of any Transaction and any determination of any amounts due upon termination of any Transaction hereunder (including, without limitation, as a result of a Merger Event, Tender Offer, Acquisition Transaction or Merger Transaction, or any announcement with respect to any of the foregoing) shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Sections 10 and 11 below).

Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of
Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

(g) Increased Cost of
Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	For all applicable events, Dealer

Determining Party:	For all applicable events, Dealer, acting in accordance with the requirements of Section 3 of this Master Confirmation

Additional Termination Event:

The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is reasonably expected to occur, as determined by the Calculation Agent, during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may, without the consent of Counterparty, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer that is wholly-owned, directly or indirectly, by The Goldman Sachs Group, Inc. whose obligations are guaranteed by The Goldman Sachs Group, Inc. pursuant to a guaranty in the form of the General Guarantee Agreement, dated January 30, 2006, made by The Goldman Sachs Group, Inc. relating to certain obligations of Dealer (available as Exhibit 10.45 to The Goldman Sachs Group, Inc. Annual Report on Form 10-K for the fiscal year ended November 25, 2005) or otherwise in form and substance consistent with industry norms for guarantees by financial institutions of derivative transactions entered into by their affiliates; provided that (i) the senior unsecured debt rating by at least one of Moody’s Investors Services, Inc. or Standard & Poors Inc. (the “Credit Rating”) of such affiliate (or its guarantor under a guaranty meeting the requirements of this paragraph) is equal to or higher than the Credit Rating of Dealer, (ii) such affiliate assumes, in a written agreement satisfactory to and for the benefit of Counterparty, the obligations of Dealer hereunder in respect thereof, (iii) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (iv) no Additional Disruption Event or other event giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (v) at the time of such assignment or transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to Dealer or such Transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to Dealer in the absence of such transfer or (B) to receive a payment (including a payment in kind) from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, (vi) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of clause (v) in this paragraph, (vii) Counterparty would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment and (viii) Dealer shall be responsible for reasonable fees and actual, documented out-of-pocket expenses, including reasonable fees and actual, documented out-of-pocket expenses of external counsel, incurred by Counterparty in connection with any transfer or potential transfer by Dealer.

Dealer Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C
ABA:

Counterparty’s Contact Details for Purpose of Giving Notice:	Qualcomm Incorporated
5775 Morehouse Drive
San Diego, California 92121-1714
Attention: Akash Palkhiwala
Telephone: (858) 651-4123
Email: akashp@qualcomm.com

With a copy to:

Attention: Greg Wolfinger
Telephone: (858) 651-6370
Email: gwolfinger@qualcomm.com

And email notification to the following address:
treasury.ecm@qualcomm.com

Dealer’s Contact Details for
Purpose of Giving Notice:	Goldman, Sachs & Co.
200 West Street
Attention: Michael Voris, Structured Equity Group
Telephone: 212-902-4895
Facsimile: 212-291-5027
Email: michael.voris@gs.com

With a copy to:

Attention: Danielle Kolin, Structured Equity Group
Telephone: 917-343-9016
Facsimile: 212-291-5351
Email: danielle.kolin@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

2.            Calculation Agent.    Dealer, acting in accordance with the requirements of Section 3 of this Master Confirmation; provided that, following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is a Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent with respect to the Transactions under this Master Confirmation.

3.            Calculation Agent and Determining Party.    Following any adjustment, determination or calculation by the Calculation Agent or the Determining Party hereunder upon a written request by Counterparty, the Calculation Agent or the Determining Party, as the case may be, will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request by the Calculation Agent or the Determining Party, as the case may be) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation, as the case may be, it being understood that the Calculation Agent or the Determining Party, as the case may be, shall not be obligated to disclose any proprietary or confidential models or any other information that may be proprietary or confidential, in each case, used by the Calculation Agent or the Determining Party, as the case may be, for such adjustment, determination or calculation.

Whenever the Calculation Agent or the Determining Party is required to act, to make any determination, or to exercise judgment or discretion in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner, and to the extent the Calculation Agent or the Determining Party makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event. Notwithstanding anything to the contrary in the Equity Definitions, this Master Confirmation or any Supplemental Confirmation, the Calculation Agent and the Determining Party shall not change the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.

4.            Additional Mutual Representations, Warranties and Covenants of Each Party.    In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a)          Eligible Contract Participant.    It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)          Accredited Investor.   Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

5.            Additional Representations, Warranties and Covenants of Counterparty.   In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(a)          The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(b)          It is not entering into each Transaction (i) on the basis of, and as of the Trade Date for such Transaction is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer, or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c)          Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

(d)          Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(e)          As of the Trade Date for each Transaction hereunder, Counterparty is in compliance in all material respects with its reporting obligations under the Exchange Act.

(f)          Counterparty shall report each Transaction as required under the Exchange Act and the rules and regulations thereunder.

(g)          The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Trade Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h)          As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i)          Counterparty is not and, after giving effect to each Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)          [omitted]

(k)          Counterparty has not entered into and will not enter into agreements similar to the Transactions described herein where the relevant calculation or valuation dates in any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will coincide at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with the Calculation Dates in any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that any relevant calculation or valuation dates in any initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction coincides with any Calculation Dates in any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap. For the avoidance of doubt, nothing in this Section 5(k) shall prohibit or apply to the Permitted Purchases (as defined below).

6.            Additional Representations of Dealer.   In addition to the representations, warranties and covenants in this Agreement, Dealer represents, warrants and covenants to Counterparty that:

(a)          Dealer shall use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period (as defined in Annex A) for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); and provided further that, without limiting the generality of the first sentence of this Section 6(a), Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(b)          In connection with each Transaction, Dealer has not, at any time prior to execution of the Confirmation for such Transaction, discussed any offsetting transaction(s) in respect of such Transaction with any third party.

(c)          Dealer has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to any Transaction do not have access to material nonpublic information regarding Counterparty or the Shares.

7.            Regulatory Disruption.  In the event that Dealer concludes, in its good faith, reasonable judgment and based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures similarly applicable to accelerated share repurchase transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

8.            10b5-1 Plan.  Counterparty represents, warrants and covenants to Dealer that:

(a)                         Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, neither the entry into the Other Specified Repurchase Agreement nor the Permitted OMR Transactions shall fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, any similar and substantially contemporaneous transaction entered into between Counterparty and another dealer, which other transaction shall have terms substantially identical to the terms of such Transaction, except for calculation dates that do not coincide with any Calculation Dates hereunder.

(b)                         During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(c)                         Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)                         Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

9.            Counterparty Purchases.   Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) on any Calculation Date during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer or pursuant to the Permitted OMR Transactions or any Other Specified Repurchase Agreement.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary (i) Counterparty may purchase Shares (x) on any Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with Dealer or an Affiliate of Dealer (each, a “Dealer Permitted OMR Transaction”), so long as, on any Calculation Date, purchases under all Dealer Permitted OMR Transactions do not in the aggregate exceed 5.0% of the ADTV (as such term is defined in Rule 10b-18(a)(1)) on such Calculation Date and (y) on any Exchange Business Day other than a Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with the counterparty to the Other Specified Repurchase Agreement (each, a “Counterparty Permitted OMR Transaction” and, together with any Dealer Permitted OMR Transaction, a “Permitted OMR Transaction”), so long as, on such Exchange Business Day, purchases under all Counterparty Permitted OMR Transactions do not in the aggregate exceed 5.0% of the ADTV (as such term is defined in Rule 10b-18(a)(1)) on such Exchange Business Day, (ii) an agent independent of Counterparty may purchase Shares on behalf of an issuer plan sponsored by Counterparty or any affiliate in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty” each being used herein as defined in Rule 10b-18), (iii) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not and are not reasonably likely to result in “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case, without Dealer’s consent, and (iv) Counterparty may repurchase Shares from holders of awards granted under Counterparty’s equity incentive plans for the purpose of paying the tax withholding obligations arising from the vesting of, or paying the exercise price in connection with the exercise of, or reacquiring Shares as a result of the forfeiture of, any such awards (collectively, (i) through (iv) referred to herein as the “Permitted Purchases”).

10.         Special Provisions for Merger Transactions. Notwithstanding anything to the contrary in the Equity Definitions:

(a)            Counterparty agrees that it:

(i)          will not during the period commencing on the Trade Date for a Transaction through the last day of the Relevant Period or, if applicable, the Settlement Valuation Period for a Transaction make, or to the extent within Counterparty’s reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)          shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and

(iii)          shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.

(b)            Counterparty acknowledges that a Public Announcement or delivery of a notice to Dealer with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 8 above.

(c)          Upon the occurrence of any Public Announcement of any Merger Transaction or potential Merger Transaction (whether made by Counterparty or a third party), Calculation Agent, acting in good faith and in a commercially reasonable manner, may (i) make commercially reasonable adjustments to the terms of any Transaction (other than changing the designation of any Calculation Date), including the Scheduled Termination Date or the Forward Price Adjustment Amount, and may suspend the Calculation Period and/or any Settlement Valuation Period or (ii) if the Calculation Agent determines that no adjustment that it could make under the foregoing clause (i) will produce a commercially reasonable result, treat the occurrence of such Public Announcement as an Extraordinary Event to which Cancellation and Payment in accordance with Section 12.7 of the Equity Definitions applies with the Cancellation Amount determined in accordance with Section 12.8 of the Equity Definitions and taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as referred to in Rule 10b-18(a)(13)(iv) under the Exchange Act, after giving effect to the exclusions from such reference in clauses (A) and (B) of Rule 10b-18(a)(13)(iv).

11.          Special Provisions for Acquisition Transaction Announcements.    (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent, acting in good faith and in a commercially reasonable manner, shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to such Transaction); provided, however, that such adjustments, including adjustments to the Forward Price Adjustment Amount, shall in all respects be subject to the “Limitations as to Certain Adjustments” set forth under Extraordinary Events in Section 1 of this Master Confirmation. If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b)          “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction by Counterparty, any of its subsidiaries or any other party that is expected to be a party to such Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction by Counterparty, any of its subsidiaries or any other party that is expected to be a party to such Acquisition Transaction, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, except as specifically stated otherwise, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c)          “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and references to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty (measured as of the date of announcement), (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty (measured as of the date of announcement) and (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.          Acknowledgments.  (a) The parties hereto intend for:

  (i)      each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

 (ii)      the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)      a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

 (iv)      all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)          Counterparty acknowledges that:

  (i)      during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

 (ii)      Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)      Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

 (iv)      any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the VWAP Price, each in a manner that may be adverse to Counterparty; and

  (v)      each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c)            Counterparty:

 (vi)      is an “institutional account” as defined in FINRA Rule 4512(c);

 (vii)       is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and

(viii)      will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.

13.         Credit Support Documents.  The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

14.         No Netting or Setoff.  Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

15.         Delivery of Shares.   Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date; provided that such separate deliveries shall have no effect on the payment obligations of Counterparty or the timing thereof.

16.         Early Termination.  In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), or (b) any Transaction is canceled or terminated upon the occurrence of an Extraordinary Event, if either party would owe to the other party any amount pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated or canceled, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in good faith and in a commercially reasonable manner over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property on any Calculation Date to fulfill its delivery obligations under this Section 16); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may make such election only if Counterparty represents and warrants to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and the Forward Cash Settlement Amount were equal to zero (0) minus the Payment

Amount owed by Counterparty. For the avoidance of doubt, with respect to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply unless Counterparty validly elects for the provisions of this Section 16 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, to apply to any Payment Amount.

17.        Calculations and Payment Date upon Early Termination.    The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines and taking into account the existence and size, at such time, of the Other Specified Repurchase Agreement) risk bid or (ii) the price at which one or more market participants would offer to sell to Dealer a block of shares of Common Stock equal in number to the Dealer’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary herein or in Section 6(d)(ii) of the Agreement or in the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or other termination or cancellation of a Transaction hereunder will be payable on the Business Day immediately following the Business Day on which notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 16, such Shares or Alternative Delivery Property shall be delivered as promptly thereafter as practicable.

18.        Dealer Purchases.  During any Relevant Period or, if applicable, Settlement Valuation Period, Dealer shall not purchase any Shares or enter into any transactions that, in whole or in part, have the effect of giving Dealer “long” economic exposure to the Shares in connection with any Transaction on any Exchange Business Day that is not a Calculation Date; provided that (i) Dealer shall be permitted on any day to exercise listed options relating to Shares or deliver or receive Shares upon exercise of listed options relating to Shares, in either case so long as such options were purchased or written in compliance with this sentence and (ii) during the period (if any) from and including the Trade Date to but excluding the Calculation Period Start Date, Dealer shall be permitted to enter into delta-neutral volatility hedging transactions so long as such transactions (with such transactions entered into with the same counterparty viewed in the aggregate) do not result in an increase in Dealer’s net “long” exposure to the Shares on any Exchange Business Day that is not a Calculation Date and do not involve open market purchases of Shares.

19.        Automatic Termination Provisions.    Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the sole Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if, on two consecutive Exchange Business Days, the price of the Shares on the Exchange at any time during the regular trading session (including any extensions thereof) of the Exchange (without regard to pre-open or after hours trading outside of such regular trading session for each such Exchange Business Day) falls below such Termination Price, and the Exchange Business Day immediately following such second consecutive Exchange Business Day will be the “Early Termination Date” for such Transaction.

20.        Delivery of Cash.  For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

21.        Claim in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

22.          Governing Law.   The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

23.          Illegality.   The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

24.          Offices.

(a)          The Office of Dealer for each Transaction is: 200 West Street, New York, New York 10282-2198.

(b)          The Office of Counterparty for each Transaction is: 5775 Morehouse Drive, San Diego, California 92121-1714.

25.          Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION, ANY TRADE NOTIFICATION, ANY TRANSACTION HEREUNDER AND/OR ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION, ANY TRADE NOTIFICATION AND/OR ANY TRANSACTION HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

26.           Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Master Confirmation, any Supplemental Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement, the Master Confirmation or any Supplemental Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

27.        Counterparts.  This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by executing one original copy of this Master Confirmation and returning such copy to Dealer and retaining the other original copy bearing the signature of Dealer for your records.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Daniela A. Rouse
Name: Daniela A. Rouse
Title: Vice President

Agreed and Accepted By:

QUALCOMM INCORPORATED

By:	/s/ George S. Davis
Name: George S. Davis
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Master Confirmation]

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Qualcomm Incorporated 5775 Morehouse Drive San Diego, California 92121-1714

From:	Goldman, Sachs & Co.

Subject:	Accelerated Stock Buyback

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“Dealer”) and Qualcomm Incorporated (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of May 20, 2015 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.           The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Forward Price Adjustment Amount:	USD [ ]

Calculation Period Start Date:	[ ]

Scheduled Termination Date:	[ ]

First Acceleration Date:	[ ]

Prepayment Amount:	USD[ ]

Prepayment Date:	[ ]

Initial Shares:

[               ] Shares; provided that if, in connection with the Transaction, Dealer is unable after using good faith and commercially reasonable efforts to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; and provided further that (i) if the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall continue to use commercially reasonable efforts promptly to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares, (ii) if fewer than the original number of Initial Shares are so delivered in the aggregate on or prior to the tenth Exchange Business Day following the Initial Share Delivery Date, Counterparty may, by notice to Dealer on any Exchange Business Day on or prior to the twentieth Exchange Business Day following the Initial Share Delivery Date, elect that (A) the Prepayment Amount be reduced by an amount equal to (x)(I) [ ● ] minus (II) the aggregate number of Initial Shares so delivered on or prior to such Exchange Business Day multiplied by (y) USD [$ ● ] divided by (z) 0.8, in which case Dealer shall not be required to deliver additional Shares as Initial Shares pursuant to clause (i) of this further proviso following such notice, and (B) Dealer shall return to Counterparty on such Exchange Business Day the amount by which the Prepayment Amount is so reduced and (iii) Counterparty may make the election set forth in clause (ii) of this further proviso only if Counterparty represents and warrants to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

For the avoidance of doubt, in using such commercially reasonable efforts, Dealer shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures.

Initial Share Delivery Date:	[ ]

Ordinary Dividend Amount:	For any calendar quarter, USD[ ] per Share

Scheduled Ex-Dividend Dates:	[ ]

Termination Price:	USD[ ] per Share

Additional Relevant Days:	The [ ] Exchange Business Days immediately following the Calculation Period.

3.	Calculation Dates:

1.	2.	3.
4.	5.	6.
7.	8.	9.
10.	11.	12.
13.	14.	15.
16.	17.	18.
19.	20.	21.
22.	23.	24.
25.	26.	27.
28.	29.	30.
31.	32.	33.
34.	35.	36.
37.	38.	39.
40.	41.	42.
43.	44.	45.
46.	47.	48.
49.	50.	51.
52.	53.	54.
55.	56.	57.
58.	59.	60.
61.	62.	63.
64.	65.	66.
67.	68.	69.
70.	71.	72.
73.	74.	75.

76.	77.	78.
79.	80.	81.
82.	83.	84.

4.           Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

5.           This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by executing one original copy of this Supplemental Confirmation and returning such copy to Dealer and retaining the other original copy bearing the signature of Dealer for your records.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:
Authorized Signatory

Agreed and Accepted By:

QUALCOMM INCORPORATED

By:
Name: George S. Davis
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Confirmation]

            ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.           The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:

              The earlier of (i) the second Calculation Date immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Calculation Date) and (ii) the Scheduled Termination Date.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount equal to the Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	An amount equal to the average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:

A number of Calculation Dates selected by Dealer in its reasonable discretion, beginning on the Calculation Date immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Calculation Date immediately following the Termination Date. Dealer shall notify Counterparty of the last Calculation Date of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Calculation Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

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Cash Settlement Payment Date:

The later of (x) the Exchange Business Day immediately following the last day of the Settlement Valuation Period and (y) the earlier of the Exchange Business Day immediately following the date of Counterparty’s Settlement Method Election and the Settlement Method Election Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.           Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent; provided that if Counterparty, in its good faith determination, is prohibited by law or contract from disclosing all material non-public information known to Counterparty concerning Counterparty and the Shares to any potential purchasers of such Settlement Shares (or the board of directors of Counterparty determines in good faith that public disclosure of such material non-public information at such time is not otherwise required and would reasonably be expected to materially adversely affect Counterparty or materially adversely affect or materially adversely interfere with any bona fide material financing of Counterparty or any material transaction under consideration by Counterparty), then the sale of such Settlement Shares shall not be required to commence or may be suspended until Counterparty is able to disclose such information (including without such adverse effect, as applicable), provided that Counterparty shall, no later than the date that is two weeks following the Cash Settlement Payment Date, either (x) disclose all such information (to the extent then still constituting material non-public information) to potential purchasers of such Settlement Shares reasonably identified by Dealer in order to permit such sale of such Settlement Shares to commence or continue or (y) elect for Cash Settlement to instead apply, in which case the Cash Settlement Payment Date shall be deemed to be the date of such election.

3.           Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)          a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)          the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c)          as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of similar size of equity securities of issuers comparable to Counterparty under like circumstances and the results of such investigation are satisfactory to Dealer, in its discretion; and

(d)          as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of similar size of equity

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securities of issuers comparable to Counterparty under like circumstances, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.           If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)          all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)          as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;

(c)          as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of similar size of equity securities of issuers comparable to Counterparty under like circumstances, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of the parties, and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable and documented out of pocket fees and expenses paid to third parties in connection with such resale, including all fees and expenses of one counsel for Dealer, and shall contain representations, warranties, covenants and agreements of the parties reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)          in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5.           Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

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6.           If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Calculation Date next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also a Calculation Date following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Calculation Date equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7.           Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 3,000,000,000 Shares. The Reserved Shares may be increased or decreased as agreed by the parties in a Supplemental Confirmation.

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